UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2019

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Klarabergsviadukten 70, Section B, 7th Floor,

Box 70381,

SE-107 24, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	ALV	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 26, 2019, Autoliv, Inc. (the “Company”) announced the appointment of Fredrik Westin as the Company’s new Chief Financial Officer and Executive Vice President, Finance, to be effective no later than March 1, 2020. Mr. Westin succeeds Christian Hanke, the Company’s Interim Chief Financial Officer, who will be leaving the Company to pursue another opportunity. As previously announced, Mr. Hanke will remain with the Company through the filing of the Company’s 2019 annual report to ensure a smooth transition.

Mr. Westin previously served as Chief Financial Officer at Sandvik Mining and Rock Technology, The Netherlands from 2015 through 2019. During this time, Mr. Westin was responsible for Finance, Information Technology, Legal and Compliance, Sourcing, and Customer Finance. Mr. Westin has extensive experience in the automotive industry. Mr. Westin served as Chief Financial Officer and Vice President of Finance, Information Technology, Integration & Change Office for Johnson Controls’ Global Automotive Interiors business from 2014 to 2015, based in Japan. Prior to that, Mr. Westin held roles of increasing responsibility with Johnson Controls in Germany, China and Japan from 2006 to 2014. Mr. Westin began his career with Volkswagen in 1998 and served in various leadership roles with WestLB from 2002 through 2006. Mr. Westin holds an MBA from Insead, France, and an MSc in Mechanical Engineering from RWTH Aachen, Germany.

Mr. Westin entered into an employment agreement with the Company effective March 1, 2020 or an earlier date to be agreed upon by the parties (the “Agreement”), which provides for the following key compensation and benefits:

•	An annual base salary of 5,500,000 SEK;

•	An annual cash incentive opportunity with a target award equal to 45% of base salary, subject to achievement of performance goals;

•	Beginning in 2020, participation in the long-term incentive (LTI) program for similarly situated executives (with the LTI award granted in 2020 having a maximum grant date value of $250,000); and

•	Participation in the Swedish pension scheme and private health insurance program, provision of a company car, and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

Mr. Westin will receive a 1,000,000 SEK sign-on cash award payable within one month following the effective date of the Agreement. He will also receive, on the effective date of the Agreement, a sign-on award of restricted stock units of the Company (“Sign-on RSUs”) having a grant date value of 4,000,000 SEK, which Sign-on RSUs will vest in three equal installments over the three-year period following the grant. The Sign-on RSUs will be granted in addition to the annual LTI award described above.

In addition, upon a qualifying termination of Mr. Westin’s employment (which includes an involuntary termination without cause or a resignation by him for “good reason”), he is entitled to receive a lump sum severance payment equal to 1.5 times his base salary, subject to Mr. Westin’s entry into a settlement agreement, which shall include, for example, a general release of claims, non-competition provision, and other covenants.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending December 31, 2019.

There are no family relationships between Mr. Westin and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Mr. Westin was not selected as the Company’s Chief Financial Officer pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. Westin and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s press release dated November 26, 2019 regarding Mr. Westin’s appointment is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated November 26, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Autoliv, Inc. dated November 26, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Anthony J. Nellis
Name:	Anthony J. Nellis
Title:	Executive Vice President, Legal Affairs and General Counsel

Date: November 26, 2019